SECURITIES AND EXCHANGE COMMISSION



                             Washington, D.C.  20549



                                      FORM 8-K


                                   CURRENT REPORT



                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934



                                     June 19, 1998




                                   Mallinckrodt Inc.
               (Exact name of registrant as specified in its charter)




            New York                1-483            36-1263901
  (State or other jurisdiction   (Commission     (I.R.S. Employer
   of incorporation)              File Number)    Identification No.)



675 McDonnell Boulevard, St. Louis, MO                       63134
(Address of principal executive offices)                  (ZIP Code)


Registrant's telephone number,                         (314) 654-2000
    including area code

Item 5.  Other Events
A press release was issued June 18, 1998. The relevant portion of the text of that release was as follows:
(*) Indicates registered trademark

MALLINCKRODT NAMES NEW PRESIDENT OF RESPIRATORY GROUP

ST. LOUIS, Mo., June 18, 1998 - John Q. Hesemann, 50, has been named president of the Respiratory Group of Mallinckrodt Inc. (NYSE:MKG), Chairman and Chief Executive Officer C. Ray Holman announced today. Hesemann has been with Mallinckrodt's medical business since 1976 in various management positions. Since 1994, he has served as vice president-contrast media with global responsibility for diagnostic imaging agents used in X-ray, C-T and magnetic resonance imaging.

     "John has made significant contributions to Mallinckrodt during his 22-year career with the company," said Holman. "He directed the successful launch of Mallinckrodt's single largest-selling product, OPTIRAY(*), and also guided the commercialization of our Ultraject prefilled syringe system. With an excellent knowledge of the medical industry and solid leadership abilities, John will guide our respiratory business to great success."

     Mallinckrodt is the worldwide leader in respiratory care products. The Respiratory Group, with $1.1 billion in annual sales, is the company's largest operating group.

     Hesemann is a graduate of the University of Missouri-St. Louis and also has completed the Executive Program at the University of Michigan. Before joining Mallinckrodt, he worked in international sales for Sherwood Medical.

     Based in St. Louis, Mo., Mallinckrodt Inc. has three healthcare product groups - Imaging, Pharmaceuticals and Respiratory. The company operates in more than 100 countries and had fiscal 1997 net sales of $1.9 billion. The Mallinckrodt web site address is (www.mallinckrodt.com).

                                  # # #

Mallinckrodt Inc.



ROGER A. KELLER
Vice President, Secretary and
General Counsel

DATE: June 18, 1998